Exhibit 3.6

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

APPLIED PRECISION HOLDINGS, LLC

This Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of Applied Precision Holdings, LLC (the “Company”) is entered into as of June 23, 2006 by and among (i) a Majority of the Common Members and (ii) a Majority of the Preferred Members.

RECITALS

A. The Members are currently parties to a Second Amended and Restated Operating Agreement of the Company dated as of March 31, 2005 (as amended, the “Original Agreement”)

B. The Members desire to amend certain provisions to Article V to clarify the intent of the priority of distributions set forth in Section 5.2.

C. Capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in Article XI at the end of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereto hereby agree as follows:

1. Amendment and Restatement of Section 5.2 Effective and contingent upon execution of this Agreement by the Company, a Majority of Common Members and a Majority of Preferred Members, the amendment of Section 5.2 of the Original Agreement set forth below in Section 2 is hereby given effect, and the Company and each Member hereby agree to be bound by the provisions hereof. Each Member waives any applicable notice period, or any defect or noncompliance in connection with any such notice, provided for in the Original Agreement in connection with the matters set forth herein, together with any rights, privileges or preferences set forth in the Original Agreement that are modified or removed by the terms hereof.

2. Amended Section 5.2. Section 5.2 is hereby amended and restated in its entirety as set forth below.

Section 5.2 Priority of Distributions. Except as set forth in Subsections 5.1(a), 5.1(c), 5.1(d) and 5.1(e) above, distributions shall be made in the following order and priority:

First:	to API until it has received aggregate distributions equal to (a) $5,600,000 (the “First Senior Preferred”) and (b) an 8% annual cumulative return on the unreturned balance of such amount (the “First Senior Preferred Return”).

Second:	to API until it has received aggregate distributions equal to the aggregate number of Second Senior Preferred Units multiplied by $1.00 with each such Second Senior Preferred Unit receiving an 11% annual cumulative return on the unreturned balance of such amount (the “Second Senior Preferred Unit Return” and, together with the First Senior Preferred Return, the “Senior Preferred Return”).

Third:	to the Members that hold Preferred Units, pro rata in proportion to the number of Preferred Units held by each, until there has been distributed in respect of each Preferred Unit under this clause Third an amount equal to $1.00.

Fourth:	(a) 10% to the Members that hold Common Units, pro rata in proportion to the number of Common Units held by each, and (b) 90% to the Members that hold Preferred Units until there has been distributed under this clause Fourth in respect of each Preferred Unit an amount equal to a 12.5% internal rate of return, compounded annually, on the amount specified in clause Third, taking into account the date or dates on which such Preferred Units were issued and distributions were made, such distributions to be made pro rata among the Preferred Units based on the amount the holder thereof would need to achieve the foregoing rate of return thereon;

Fifth:

to API, payable only in or after the year in which the Company sells substantially all of its assets, one-half of the aggregate amount determined by the following sequence of operations for each taxable year: (a) (i) the excess of the taxable income allocable in respect of the Units as to which there was a distribution under Subsection 5.1(a), over the amount of such distribution, plus the amount of tax-exempt income of the Company (ii) multiplied by a fraction of which the numerator is the number of Units then held by API (including its transferees of Common Units) and the denominator is the number of then outstanding Units, less (iii) the excess of the taxable income allocable to API (including its transferees of Common Units) in respect of its Common Units with respect to which there was a distribution under Subsection 5.1(a), over the amount of such distribution, plus the amount of tax-exempt income of the Company allocated to API (including its transferees of Common Units) (b) multiplied by the maximum Federal long term capital gains tax rate then generally in effect for individuals (the “Capital Gain Rate”) and (c) divided by one minus the Capital Gain Rate;

Sixth:	(a) 8% to the Members that hold Common Units, pro rata in proportion to the number of Common Units held by each, (b) 20% to Members holding Preferred Incentive Units pro rata in proportion to the number of Preferred Incentive Units held by each, except that the amount distributed pursuant to this clause (b) shall not exceed in the aggregate an amount equal to 50/160 of 50% of the aggregate amount distributed to the holders of Preferred Units under clauses Third through Seventh of this Section 5.2, and (c) 72% to the Members that hold Preferred Units until there has been distributed under this clause Sixth in respect of each Preferred Unit (including any distributions previously made under clause Fourth) an amount equal to a 25% internal rate of return, compounded annually, on the amount specified in clause Third, taking into account the date or dates on which such Preferred Units were issued and such distributions were made, such distributions to be made pro rata among the Preferred Units based on the amount the holder thereof would need to achieve the foregoing rate of return thereon;

Seventh:	to API, payable only in or after the year in which the Company sells substantially all of its assets, the aggregate amount determined by the following sequence of operations for each taxable year: (a) (i) the excess of the taxable income allocable in respect of the Units as to which there was a distribution under Subsection 5.1(a), over the amount of such distribution, plus the amount of tax-exempt income of the Company (ii) multiplied by a fraction of which the numerator is the number of Units then held by API (including its transferees of Common Units) and the denominator is the number of then outstanding Units, less (iii) the excess of the taxable income allocable to API (including its transferees of Common Units) in respect of its Common Units with respect to which there was a distribution under Subsection 5.1(a), over the amount of such distribution, plus the amount of tax-exempt income of the Company allocable to API (including its transferees of Common Units) (b) multiplied by the Capital Gain Rate, (c) divided by one minus the Capital Gains Rate and (d) less the amount distributed under Clause Fifth;

Eighth

(Part A):	100% to Members holding Option Units distributed as follows:

first, to the Common Incentive Units pro rata in proportion to the number of Common Incentive Units held by each until there has been distributed in respect of each Common Incentive Unit under this clause Eighth—Part A an amount equal to the amount per unit distributed to the holders of the Preferred Incentive Units in clause Sixth (such amount being referred to as the “Initial Preferred Option Amount”);

second, to the Common Incentive Units and Preferred Incentive Units pro rata in proportion to the number of Common Incentive Units and Preferred Incentive Units held by each until there has been distributed in respect of each Common Incentive Unit pursuant to this clause Eighth—Part A an amount equal to 50% of the aggregate amount distributed to the holders of Preferred Units under clauses Third through Seventh of this Section 5.2;

Eighth

(Part B):	(a) 7.5% to the Members that hold Preferred Units, pro rata in proportion to the number of Preferred Units held by each,

(b) 67.5% to the Members that hold Common Units pro rata in proportion to the number of Common Units held by each until there has been distributed under this clause Eighth—Part B in respect of the Common Units (including any distributions previously made under clause Fourth, Fifth, Sixth, Seventh and Eighth—Part A) an amount equal to (i) $1.00 per Common Unit plus (ii) the aggregate distributions made in respect of each Preferred Unit under clauses Fourth and Sixth and Eighth—Part A, and

(c) 25% in the aggregate to Members holding Common Incentive Units and Preferred Incentive Units pro rata in proportion to the number of Common Incentive Units and Preferred Incentive Units held by each.

Ninth:	(a) 40% to the Members that hold Preferred Units, pro rata in proportion to the number of Preferred Units held by each, (b) 35% to the Members that hold Common Units pro rata in proportion to the number of Common Units held by each, and (c) 25% in the aggregate to Members holding Common Incentive Units and Preferred Incentive Units pro rata in proportion to the number of Common Incentive Units and Preferred Incentive Units held by each.

All percentages payable to Preferred Incentive Units and Common Incentive Units in this Section 5.2 assume a number of Preferred Incentive Units and Common Incentive Units outstanding equal to the 500,000 Preferred Incentive Units and 1,100,000 Common Incentive Units initially reserved for issuance pursuant to this Agreement. If fewer Preferred Incentive Units and/or Common Incentive Units are outstanding (or deemed outstanding pursuant to Section 9.3 hereof) on the date of a distribution, the percentages payable to the Preferred

Incentive Units and/or Common Incentive Units, as the case may be, shall be proportionately adjusted. For example, if on the date of a distribution made pursuant to this Section 5.2 only 80% of the original total number of Preferred Incentive Units were outstanding for any reason (such as departures of employees from the Company or any subsidiary of the Company or the failure to grant all such options) then at Level Sixth above, the Preferred Incentive Units would receive 16% (80% of the originally targeted 20%), the Preferred Units would receive 75.6% and the Common Units would receive 8.4%. In connection with a Sale of the Company or Public Offering (as defined below), certain options to acquire Preferred Incentive Units or Common Incentive Units may be treated as exercised for purposes of this Section 5.2, as specified in subsequent Sections of this Agreement.

3. Exhibit E. Exhibit E was intentionally omitted from the Original Agreement and is hereby added to the Original Agreement as set forth on the attached Exhibit E.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company and the other parties hereto have executed this Amendment No. 1 as of the date first above written.

AP STOCK COMPANY

By	/s/ Donald B. Snow Pres.
(title)

/s/ Donald B. Snow
Donald B. Snow

The undersigned spouse of Donald Snow is aware of the contents of the foregoing agreement and hereby consents to it on behalf of her marital community.

/s/ Lilyan S. Snow
Name: Lilyan S. Snow

/s/ Ronald Seubert
Ronald Seubert

The undersigned spouse of Ronald Seubert is aware of the contents of the foregoing agreement and hereby consents to it on behalf of her marital community.

/s/ Sara Zastrow-Seubert
Name:

/s/ John Stewart
John Stewart

The undersigned spouse of John Stewart is aware of the contents of the foregoing agreement and hereby consents to it on behalf of her marital community.

/s/ Florence G. Stewart
Name: Florence G. Stewart

RIVERSIDE FUND II, L.P.

By	Riverside Partners II, LLC its general partner

By:	/s/ David L. Belluck
David L. Belluck, Manager

DRW VENTURE PARTNERS LP

By:	RBC Dain Rauscher Corp., its general partner

By:
(Title)

LANDMARK CO-INVESTMENT PARTNERS IX, L.P.

By:	Landmark Partners IX, LLC Its General Partner

By:	Landmark Equity Advisors, LLC Its Managing Member

By:
Robert J. Shanfield, Member

MEMBER:

(Print entity name, if applicable)

By
Name
Title

EXHIBIT E

EXAMPLE OF DISTRIBUTIONS